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                                                                 Exhibit 23.2

                          CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of TRO Learning, Inc. on Form S-3 (File No. 333-xxxxx) of our report dated December 3, 1998 on our audits of the consolidated financial statements and financial statement schedule of TRO Learning, Inc., as of October 31, 1998 and 1997, and for the years ended October 31, 1998, 1997 and 1996, which report is included on page 30 of the TRO Learning Inc. Annual Report Form 10-K for the year ended October 31, 1998. We also consent to the references to us under the headings "Experts".


PricewaterhouseCoopers LLP
Chicago, Illinois

/s/PricewaterhouseCoopers LLP

February 17, 1999